ARTICLES OF AMENDMENT TO THE
                     ARTICLES OF INCORPORATION OF
                     GENEXUS INTERNATIONAL, INC.

Pursuant to the applicable provisions of the Nevada Business
Corporations Act, Genexus International, Inc. (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation by stating the following:

     FIRST:  The present name of the corporation is Genexus
International, Inc.

     SECOND: The following amendments to its Articles of Incorporation were adopted by majority vote of shareholders of the Corporation on April 20, 1993 in the manner prescribed by Nevada law.

       1.     Article I is amended to read as follows:

     Name. The name of the corporation shall be: Clearwater
     Holding, Inc.

       2.     Article IV is hereby amended to read as follows:

       Capitalization. (a) Common stock. The Corporation shall have the authority to issue 50,000,000 shares of common stock having a par value of $.001. All common stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid common stock of this corporation shall not be liable for further call or assessment. The authorized common shares shall be issued at the discretion of the Directors. (b) Preferred stock. The Corporation shall have the authority to issue 5,000,000 shares of preferred stock each having a par value of $.001, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors of the Corporation.

       3. Article XI is hereby added to the articles of incorporation as follows:

                              ARTICLE XI
                 LIABILITY OF DIRECTORS AND QFFICERS

No director or officer shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing sentence, a director or officer shall be liable to the extent provided by applicable law, (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of NRS 78. 300.

The provisions hereof shall not 'apply to or have any effect on the liability or alleged liability of any officer or director of the Corporation for or with respect to any acts or omissions of such person occurring prior to such amendment.

4. The Corporation has effectuated a 1.5 for 1 forward stock split of its shares of common stock outstanding as of March 24, 1993 increasing said outstanding shares from 789,624 shares to 1,184,436 shares. Said forward split to be effective with the commencement of business on April 21, 1993.

THIRD: The number of shares of the Corporation outstanding and entitled to vote at the time of the adoption of said amendment was 789,624.

FOURTH: The number of shares voted for such amendments was 556,951 (71 %) and the number voted against such amendment was 535.

     DATED this 19th day of April 1993.

                                   GENEXUS INTERNATIONAL, INC.

                                   /s/ C. Gary Fitzgerald

                                   C. Gary Fitzgerald,
                                   President/Secretary


                             VERIFICATION


STATE OF UTAH       )
                    ): ss.
COUNTY OF SALT LAKE      )

The undersigned being first duly sworn, deposes and states:
that the undersigned is the Secretary of Genexus International, Inc. that the undersigned has read the Articles of Amendment and knows the contents thereof and that the same contains a truthful statement of the Amendment duly adopted by the sole director and stockholders of the Corporation.

                                   /s/ C. Gary Fitzgerald

                                   C. Gary Fitzgerald,
                                   Secretary